EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into as of October 10, 2008 by and between John McIlwaine (“Executive”) and PureRay Corporation, a Georgia corporation (“PureRay” or the “Company”).
R E C I T A L S
     The Company desires to employ Executive and to have the benefit of his skills and services, and Executive desires to accept employment with the Company, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending to be legally bound, agree as follows:
AGREEMENTS
     1. Term. The term of this Agreement shall begin on the date first written above (the “Effective Date”) and end on January 31, 2010 (the “Initial Term”), unless renewed or earlier terminated in accordance with Section 6 of this Agreement (the Initial Term and any renewal thereof or earlier termination in accordance herewith is referred to as the “Term”). If not earlier terminated, this Agreement shall automatically renew for additional one (1) year period(s) beginning on February 1, 2010 and on each anniversary thereof unless at least ninety (90) days before the end of the Initial Term or the end of each applicable renewal Term the Company or Executive gives written notice to the other of its or his intent not to renew the Agreement.
     2. Position and Duties. Subject to terms set forth herein, Company agrees to continue to employ Executive in the position of Chief Operating Officer and Executive hereby accepts the continuation of such employment in each case on the terms and subject to the conditions set forth herein effective as of the Effective Date. During the term of his employment with Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of Company, except for vacation periods and reasonable periods of illness or other incapacities permitted by Company’s general employment policies.
     3. Compensation. For all services rendered by Executive during the Term, the Company shall compensate Executive as follows:
          (a) Base Salary. As of the Effective Date, the gross annual salary payable to Executive shall be $210,000 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly (such annual salary is referred to herein as the “Base Salary”). Effective on the earlier of (i) January 1, 2009 or (ii) the date additional funding of not less than $1,000,000 is secured from the date of this Agreement, Executive’s Base Salary shall increase to $240,000 per year. The Board, or Compensation Committee of the Board, will review Executive’s performance annually and make increases to such Base Salary if, in its discretion, any such increase is warranted; provided, however, that executive’s Base Salary shall be increased annually by not less than the cost-of-living increase for federal Social Security benefits (equal to the percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) from the third quarter of the previous year to the third quarter of the then current year).
          (b) Annual Bonus. Executive shall be entitled to participate in any executive bonus plans approved by the Board.
          (c) Perquisites, Benefits, and Other Compensation. Executive will be eligible to participate on the same basis as similarly situated employees in Company’s benefit plans in effect from time to time during Executive’s employment with Company. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion; provided, however, that Executive shall receive, at no cost to Executive, full medical and dental coverage for himself and his family, and no less than four (4) weeks of paid vacation per year.
          (d) Stock Options. Subject to the terms of a stock option agreement entered into between Executive and the Company, Executive shall be granted incentive stock options to purchase a number of shares of the Company’s common stock to be agreed upon by the Company and Executive pursuant to the Company’s 2008 Stock Option and Incentive Plan. Such options shall (among other reasonable and customary terms) provide that (i) the options shall expire on the 10th anniversary of the grant date if not exercised in full before such anniversary date; (ii) except as otherwise provided in this Agreement, Executive shall forfeit all unvested options if he terminates his employment without Good Reason or is terminated for Good Cause; (iii) the options shall not be transferable except in accordance with the terms of the Plan and shall vest in accordance with the vesting schedule in the stock option agreement between the Executive and the Company.
     4. Expense Reimbursement. The Company shall reimburse Executive for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policies and applicable federal and state tax record keeping requirements.
     5. Place of Performance. Executive’s primary office location shall be the Company’s offices at 3490 Piedmont Rd. Suite 1120, Atlanta, Georgia 30305. Executive shall not be required to relocate his principal office more than 50 miles from this location. Executive understands that his responsibilities may involve travel.
     6. Termination; Rights on Termination. Executive’s employment and the Term may be terminated in any one of the following ways:
          (a) Termination.
               (i) Termination by the Company for Good Cause. The Company may terminate the Term and Executive’s employment for “Good Cause,” effective thirty (30) days after the Company provides written notice to the Executive of the facts and circumstances that it contends constitute Good Cause. “Good Cause” shall mean: (a) Executive’s material breach of this Agreement or any other written agreement between Executive and the Company, which Executive fails to cure within ten (10) days of having received notice from the Company of the facts and circumstances it contends constitutes such breach; (b) Executive’s gross negligence in the performance or nonperformance of any of Executive’s duties or responsibilities, which Executive fails to cure within ten (10) days of having received notice from the Company of the facts and circumstances it contends constitutes such gross negligence; or (c)  Executive’s fraud with respect to the business or affairs of the Company, which Executive fails to cure within ten (10) days of having received notice from the Company of the facts and circumstances it contends constitutes such conduct; (d) Executive’s material breach of the terms of the Employment Terms Memo attached hereto as Exhibit A (the “Employment Terms Memo”); or (e) Executive’s conviction of, or plea of no contest to, any felony or to any misdemeanor involving theft or fraud.
               (ii) Termination by the Company Without Good Cause. At any time during the Term, the Company may, without Good Cause and for any reason whatsoever, terminate the Executive’s employment, effective ninety (90) days after written notice is provided to Executive.
               (iii) Termination by Executive for Good Reason. Executive may terminate the Term and his employment hereunder for Good Reason (as defined below), effective ninety (90) days after he provides written notice to the Company of (a) the facts and circumstances constituting Good Reason, and (b) his intent to terminate the Term and his employment for Good Reason.
               (iv) Termination by the Executive Without Good Reason. Executive may terminate his employment hereunder without Good Reason, effective thirty (30) days after providing written notice to the Company. “Good Reason” shall mean any of the following, which the Company fails to cure within ten (10) days of having received written notice from Executive of the facts and circumstances that he contends constitutes Good Reason: (a) a material breach of this Agreement by the Company; (b) a material change in Executive’s position with the Company which reduces his level of responsibility; (c) a reduction in Executive’s Base Salary, as may be increased pursuant to Section 3(a) hereof, below 90%; or (d) the occurrence of a Change in Control.
               (v) Change in Control. If any payments or benefits to be provided pursuant to this Agreement are determined to be “deferred compensation” (as such term is defined in Section 409A of the Internal Revenue Code), then “Change in Control” shall have the same meaning as under Section 409A for all purposes relating to such payment or benefit. Otherwise, “Change in Control” shall mean the occurrence of any of the following events with respect to the Company:

                    A. The acquisition by any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of Beneficial Ownership (as defined in Rule 13d-3 promulgated under the 1934 Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (“Stock”), or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of Directors; provided, however, that for purposes of this subsection, the following transactions shall not constitute a Change of Control: (A) any acquisition of such Stock or voting power directly from the Company through a public offering of shares of Stock of the Company, (B) any acquisition of such Stock or voting power by the Company, (C) any acquisition of such Stock or voting power by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition of such Stock or voting power by any Person who, prior to such acquisition, had Beneficial Ownership of 50% or more of (i) the then outstanding shares of Stock, or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of Directors, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (B) of this definition;
                    B. The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding shares of Stock of the Company and the outstanding voting securities of the Company immediately before such Business Combination Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the company resulting from or surviving such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the outstanding shares of Stock and the outstanding voting securities of the Company, as the case may be; and (ii) no Person (excluding any corporation resulting from such Business Combination, or any employee benefit plan (or related trust) of the Company or such corporation resulting from or surviving such Business Combination) Beneficially Owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or surviving such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed as to the Company before the Business Combination; and (iii) at least a simple majority of the members of the Board resulting from or surviving such Business Combination were members of the Company’s Board at the time of the execution of the initial agreement, or of the action of the Company’s Board, providing for such Business Combination; or
                    C. The unconditional approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (except for a liquidation of the Company that also constitutes a Business Combination that complies with (i), (ii) and (iii) of subsection (B) of this definition).
          (b) Executive’s Rights on Termination
               (i) If Executive’s employment is terminated by the Company for Good

Cause or by Executive without Good Reason, no compensation or benefits shall be payable to Executive after the date of termination, except as provided in Section 6(d). The Company may request that Executive not report to work during any notice period set forth in Section 6(a) if Executive’s employment is terminated by the Company for Good Cause or by Executive without Good Reason.
               (ii) If Executive’s employment is terminated by the Company without Good Cause or by Executive for Good Reason, Executive shall be entitled to the following payments and benefits from Company:
(A)	a lump sum payment equal to the total of all cash compensation that otherwise would have been paid to Executive during the greater duration of (i) the remainder of the then current Term or (ii) twelve (12) months (the “Severance Period”);

(B)	continuation of all health and dental benefits then in effect for Executive and his family at the Company’s expense throughout the Severance Period;

(C)	continuation of Executive’s car allowance throughout the Severance Period;

(D)	immediate vesting of any and all of Executive’s unvested stock options, restricted stock or warrants, if applicable; and

(E)	payment of all commissions and bonuses under this Agreement as if the Executive had remained employed by Company through the end of the Severance Period.
The continued payment of any and all benefits set forth herein and applicable immediate vesting of any unvested stock options pursuant to this Section 6(b)(ii) are conditioned on Executive’s continued compliance with the terms and conditions of the Employment Term Memo and the execution by Executive of a general and absolute liability release agreement by Executive of any and all claims Executive has or may have that arose at or prior to the execution of such release agreement, all in form and substance reasonably satisfactory to the Company.
          (c) Termination for Executive’s Death or Disability. If Executive dies or becomes physically or mentally unable to carry out his duties for the Company (with or without reasonable accommodation and as determined in good faith by the Board, whose determination shall be final and binding), the Term and Executive’s employment shall immediately terminate and the Company shall pay Executive or his estate the payments and benefits outlined in Section 6(b)(ii) as if Executive had terminated this agreement with Good Reason.
          (d) Payment Through Termination. Upon termination of Executive’s employment for any reason provided for in this Agreement, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination plus any other payments and benefits as contemplated by this Section 6. In addition, the Company shall offer Executive and his qualified dependents continued coverage under the Company’s health insurance plan, as required by COBRA, at Executive’s cost, so long as Executive or his dependents are eligible for COBRA coverage. No other compensation or benefits will be due or payable to Executive subsequent to termination, except as provided by this Section 6 or required by law.

          (e) Provisions that Survive Termination of Agreement. All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Company’s obligations under Section 6 and Executive’s obligations under Section 7 and as set forth in the Employment Terms memo shall survive such termination in accordance with their respective terms.
     7. Employment Covenants.
          (a) Agreement. As a condition of employment, Executive agrees to execute and abide by the Employment Terms Memorandum attached hereto as Exhibit A (the “Employment Terms Memo”).
          (b) Remedies. Executive’s duties under the Employment Terms Memo shall survive termination of his employment with Company. The failure by Executive to abide by the Employment Terms Memo during and after the termination of Executive’s employment with Company will, among other things, constitute a material breach of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Employment Terms Memo would be inadequate, and he therefore agrees that Company shall be entitled to injunctive relief in case of any such breach or threatened breach.
          (c) No Conflicting Agreements. Executive represents and warrants that Executive’s employment by Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform his duties to Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by Company, except as expressly authorized by that third party. During Executive’s employment by Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by Company or by Executive in the course of Executive’s work for Company.
     8. Cooperation with Company.
          (a) Cooperation Obligation. During and after the term of Executive’s employment, Executive will cooperate with Company in responding to the reasonable requests of Company’s Chairman of the Board, CEO or legal counsel, as applicable, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.

          (b) Expenses. Company will reimburse Executive for reasonable out-of-pocket expenses (including but not limited to legal expenses) incurred by Executive as a result of his cooperation with the obligations described in Section 8(a), within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with Company’s standard reimbursement policies and procedures.
     9. Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement only to the purchaser of substantially all of the assets of the Company, provided that any such assignee shall assume this Agreement in a writing delivered to Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, successors and assigns.
     10. Mediation and Arbitration.
          (a) Mediation. Any controversy or claim against Executive or the Company or any of its officers, directors, employees or agents arising from, out of or relating to this Agreement, the breach thereof (other than controversies or claims arising from, out of or relating to the provisions in Exhibit A with respect to which the Company may seek injunctive and/or other equitable relief in a court of competent jurisdiction as set forth in Section 7(b)), or the employment or termination thereof of Executive by the Company which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”), shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims.
          (b) Selection of Arbitrator. If the parties are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Employment Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by a panel of three (3) experienced employment arbitrators licensed to practice law in accordance with the Rules. One (1) arbitrator shall be selected by the Company, one (1) arbitrator shall be selected by the Executive, and one (1) arbitrator shall be selected by the two (2) arbitrators selected by the parties.
          (c) Arbitration Procedures. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take one deposition of an opposing party or witness before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings.
          (d) Damages, Fees and Costs. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter and as specified by Section 16. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Executive. Except as otherwise awarded by the arbitrator, each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense. Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne equally by the parties, one-half by Executive, on the one hand, and one-half by the Company, on the other hand. Should Executive or the Company pursue any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. The provisions contained in this Section 10 shall survive the termination and/or expiration of this Agreement.
          (e) Acceptance of Arbitration. The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

JW For the Company	SM Executive
     11. Complete Agreement; Waiver; Amendment. This Agreement and its exhibits, together with the Employment Terms Memo and that certain stock option agreement dated as of                      by and between Company and Executive, constitute the entire agreement between Executive and Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of Company other than Executive. This written Agreement may not be later modified except by a further writing signed by Executive and a duly authorized officer of the Company, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.
     12. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
     13. Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, addressed as follows:

To the Company:	PureRay Corporation
3490 Piedmont Road, Suite 1120
Atlanta, Georgia 30305
Attention: CEO
Fax: (404) 869-6296

To the Executive:	John McIlwaine
8575 High Hampton Chase
Alpharetta, Georgia 30022

Fax: 678-393-9989
     14. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.
     15. Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of Executive or the Company by any court or the government or judicial authority by reason of Executive or the Company having or being deemed to have structured or drafted such provision of this Agreement.
     16. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Georgia, not including the choice-of-law rules thereof. Subject to the arbitration provisions in Section 10, the parties hereto agree that the state or federal courts in the State of Georgia shall have personal jurisdiction over them with respect to, and shall be the exclusive forum for the resolution of, any matter or controversy arising from this Agreement. Service of a summons and complaint concerning any such matter or controversy may, in addition to any other lawful means, be effected by sending a copy of such summons and complaint by certified mail to the party to be served as specified in Section 13 hereof.

          In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

PURERAY CORPORATION:		EXECUTIVE:

By:	/s/ Jefrey M. Wallace	By:	/s/ John McIlwaine

Print Name: Jefrey M. Wallace		Print Name: John McIlwaine
Title: Chief Executive Officer, President and Secretary

Exhibit A
EMPLOYMENT TERMS MEMORANDUM
This Employment Terms Memorandum (“Agreement”) is effective as of October 10, 2008 by and between PureRay Corporation (“PureRay”), a Washington State corporation, and the Recipient named below (the “Recipient”). As a condition to Recipient’s continued Engagement (as defined herein) by PureRay, PureRay is requiring Recipient to enter into this Agreement. By signing this Agreement, the Recipient acknowledges the receipt of valuable consideration provided by PureRay in exchange for the obligations assured hereunder, accepts this condition to its Engagement and specifically agrees as follows:
1. Proprietary Information:
     (a) The following terms used in this Agreement shall have the following meanings: (i) “Intellectual Property” means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection (including computer programs); advertising and marketing concepts; information; data; formulas; designs; models; drawings; computer programs, including all documentation, related listings, design specifications, and flowcharts; trade secrets; any inventions, including all processes, machines, manufactures, compositions of matter, designs and any other invention whether patentable or not, as well as all statutory protection obtained or obtainable thereon, patents, patent applications, patent disclosures; trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, URLs, and registrations and applications for the registration thereof, together with all of the goodwill associated therewith; unregistered and registered design rights and any applications for registration thereof; database rights; waivable or assignable rights of publicity or moral rights of patents, copyrights, or trademarks; and any right to bring suit or collect damages for the infringement, misappropriation or violation of the foregoing, anywhere in the world; (ii) “Proprietary Information” means all confidential or proprietary information of value to PureRay or its Affiliates or third parties with whom PureRay or any of its Affiliates does business and not generally known by others, whether communicated by oral, written, visual, or any other means of communication, including without limitation: past, present and future business plans; licensing strategies; information regarding executives and employees; the terms and conditions of this Agreement; Work Product; trade secrets; information about the financial affairs of PureRay or its Affiliates; financing methods; accounting, marketing and personnel records; profit and performance reports; training manuals; and any other information which is treated by PureRay or its Affiliates as being confidential or labeled “confidential” or to similar effect and all tangible materials containing such information and all physical embodiments of such information; (iii) “Work Product” means all Intellectual Property related to the business of PureRay and the lighting industry in general, including without limitation multiplexing LED light bulbs and solar-powered charging stations, initiated, created, conceived, developed, reduced to practice, authored, delivered, or made, in whole or in part, by PureRay or its Affiliates, or made by any person or entity employed by, while affiliated with, under contract with, after entering any agreement or contract with, funded by, or on behalf of PureRay or its Affiliates; and any improvements to said Intellectual Property.
     (b) Recipient will hold in confidence and will not disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble or transfer, give, sell, license or lease, directly or indirectly, in any form, by any means, or for any purpose, the Proprietary Information of PureRay and its Affiliates, or any portion thereof, communicated, discussed, delivered or made available by PureRay or its Affiliates to, or received by, Recipient without the prior written consent of PureRay. Notwithstanding the foregoing, Recipient may only disclose the Proprietary Information to its employees and authorized agents with a need to know such information, provided that each such employee or agent shall (i) be informed by Recipient of the terms and conditions of this Agreement and (ii) either (a) agree, in writing, to be bound by all of the terms and conditions of this Agreement or (b) be subject to contractual obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement.
     (c) Proprietary Information specifically excluded from the obligations of confidentiality of this Agreement includes:
          (i) Proprietary Information which (a) at the time of disclosure are already in the public domain, or (b) subsequently becomes part of the public domain through no fault of Recipient; provided, however, that the fact that general information may be in or become part of the public domain, in and of itself, does not exclude any specific information from the obligations of this Agreement;
          (ii) Proprietary Information which Recipient can demonstrate by written evidence was in the possession of Recipient prior to disclosure by PureRay, or receipt thereof, without obligation to keep confidential; and
          (iii) Proprietary Information which become known to Recipient through a third party who is not under any obligation of confidentiality to PureRay, and such third party obtained the Proprietary Information lawfully.

     (d) In the event that the Recipient is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) in any judicial or administrative proceeding to disclose any Proprietary Information, it will give PureRay prompt notice of such request so that PureRay may seek an appropriate protective order. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Recipient is nonetheless, in the opinion of its counsel, compelled to disclose information concerning PureRay or its Affiliates to any tribunal or else stand liable for contempt or suffer other censure or penalty, Recipient may disclose information to such tribunal without liability hereunder; provided, however, that the Recipient gives PureRay written notice of the information to be disclosed as far in advance of its disclosure as is practicable and that the Recipient use its best efforts to obtain assurances that confidential treatment will be accorded to such information; and further provided, the Recipient will furnish only the portion of the Proprietary Information which is legally required.
     (e) Recipient acknowledges and agrees that the Proprietary Information of PureRay and its Affiliates are the sole and exclusive property of PureRay (or a third party providing such information to PureRay) and that PureRay (or the third party providing such information to PureRay) owns all worldwide copyrights, patent rights, trade secret rights, confidential information rights, and all other property rights therein. No rights, title, interests, or licenses (express or implied) in or to Proprietary Information are granted to Recipient by virtue of this Agreement.
     (f) Recipient acknowledges that its obligations with regard to the Proprietary Information of PureRay and its Affiliates shall remain in effect until the later of: (i) three (3) years after the termination of Recipients Engagement with the Company or (ii) five (5) years after the execution of this Agreement, except that its obligations under this Agreement with regard to Proprietary Information that constitutes a trade secret of PureRay and its Affiliates under applicable law will remain in effect for as long as such information shall remain a trade secret under applicable law, and that nothing contained in this Agreement will be construed as limiting the availability or effect of any laws purporting to protect trade secrets. At the request of PureRay at any point in time, Recipient shall return to PureRay, or destroy and provide proof of such destruction, any and all tangible Proprietary Information, whether prepared by PureRay, its Affiliates, or Recipient, which include or incorporate Proprietary Information. Recipient shall retain no copies in any form or format of the Proprietary Information.
     (g) Recipient will promptly disclose all Work Product developed, arising, resulting, or derived from the Proprietary Information or this Agreement to PureRay and all Work Product shall be the sole and exclusive property of PureRay or its Affiliates as directed by PureRay. Without limiting the foregoing, Recipient acknowledges that all original works of authorship which are made, developed, arising, resulting, or derived from the Proprietary Information or this Agreement by Recipient, solely or jointly with others, and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).
     (h) Recipient hereby transfers, grants, conveys, assigns, and relinquishes exclusively to PureRay or its Affiliates as directed by PureRay all of Recipient’s right, title, and interest, if any, in, to, and under all Work Product developed, arising, resulting, or derived from the Proprietary Information or this Agreement, including all waivable or assignable rights of publicity or moral rights of patents, copyrights, or trademarks.
     (i) Recipient shall authorize and request the respective authorities in jurisdictions throughout the world to issue any and all Letters Patent, including any reissue or reexamination thereof, resulting from any Work Product developed, arising, resulting, or derived from the Proprietary Information or this Agreement, or from a division, continuation or continuation-in-part thereof to PureRay or its Affiliates as directed by PureRay for its interest and for the sole use and benefit of PureRay or its Affiliates as directed by PureRay and its assigns and legal representatives.
     (j) Recipient shall execute and deliver, from time to time after the date hereof upon the request of PureRay or its Affiliates as directed by PureRay, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the transfer of ownership of all the Work Product developed, arising, resulting, or derived from the Proprietary Information or this Agreement on the part of PureRay or its Affiliates as directed by PureRay, to the fullest extent possible and Recipient agrees to do so without further consideration; provided, however, that all reasonable out-of-pocket expenses incurred by Recipient at the request of PureRay shall be paid by PureRay. Recipient shall: (a) execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding any Work Product developed, arising, resulting, or derived from the Proprietary Information or this Agreement, (b) provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of PureRay or its Affiliates as directed by PureRay and to any Work Product developed, arising, resulting, or derived from the Proprietary Information or this Agreement, and (c) perform any other acts deemed necessary to carry out the intent of this Agreement.
     (k) In providing information to the Recipient, neither PureRay nor its Affiliates shall be deemed to be making any representations, express or implied, as to the information’s adequacy, sufficiency or freedom from error of any kind. Recipient represents and warrants that it is permitted to enter into this Agreement and perform the obligations contemplated thereby and that this Agreement and the terms and obligations thereof are not inconsistent with any other obligation which it may have.

     (j) The following terms used in this Agreement shall have the following meanings: (i) “Affiliate” means any entity or person that controls, is controlled by, or is under common control with PureRay; (ii) “Business Contracts” means any entities, individuals and parties with whom PureRay does business, including, without limitation, vendors, suppliers, customers and prospective customers; (iii) “Engagement” means any relationship in which Recipient is compensated for providing services to PureRay, its customers or its Affiliates.
2. Non-Solicitation:
          (a) Recipient agrees that Recipient will not during the term its Engagement with PureRay and for a period of twelve (12) months after the termination of its Engagement with PureRay for any reason, solicit for employment, attempt to employ, employ, or affirmatively assist any other person or entity in employing or soliciting for employment any person employed or hired as an employee or consultant by PureRay or its Affiliates during the two (2) year period immediately preceding termination of Recipient’s Engagement with PureRay.
          (b) Recipient agrees that during the term of its Engagement and for a period of eighteen (18) months after termination of its Engagement for any reason or no reason, Recipient shall not, on Recipient’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit, contact, call upon, communicate with or attempt to communicate with, any Business Contact of PureRay or its Affiliates, or their subsidiaries or affiliates with which Recipient had contact, with a view to market, distribute, license, sell, develop or provide any technology, product, equipment, or service sold or provided or under development by PureRay during the two (2) year period immediately preceding termination of Recipient’s Engagement with PureRay.
3. Non-Competition:
          (a) Recipient acknowledges that as an employee of PureRay it will share a large portion of the responsibility for PureRay’ research and development efforts in the area of lighting technology, including without limitation multiplexing LED light bulbs and solar-powered charging stations (“Lighting Technology”), throughout the United States and internationally, and, accordingly, it is reasonable and necessary for PureRay to protect itself on such basis. Therefore, Recipient covenants and agrees that, for a period of two (2) years after termination of its Engagement with PureRay, for any reason or no reason, it will not directly or indirectly, on its own behalf or on behalf of any person or entity, provide services substantially similar to those provided by Recipient to PureRay (the “Services”) to any person or entity that is engaged in the development and production of Lighting Technology. Recipient expressly acknowledges and agrees that because of the nature of the Services it is providing as an employee of PureRay and because of the highly specialized and competitive nature of the PureRay’ Business (i.e., the development and production of Lighting Technology), the scope of the activities restricted by this covenant, and the duration of those restrictions, is reasonably defined to protect PureRay’ legitimate business interests.
          (b) Recipient further acknowledges and agrees: (i) The knowledge and experience Recipient will acquire while providing the Services under this Agreement on PureRay’ behalf are of a special, unique, and extraordinary character, and Recipient’s position with PureRay will place it in a position of confidence and trust with PureRay’ shareholders, employees, and customers; (ii) Recipient will have special knowledge, contacts and expertise with respect to PureRay’ operations, including direct and regular access to PureRay’ Trade Secrets and its Confidential Information, and, as a result, PureRay would not enter into this Agreement without obtaining the covenants and agreements of Recipient as set forth in this Agreement; and (iii) Recipient’s experience and capabilities are such that it can obtain subsequent employment without breaching the terms and conditions of this Agreement and Recipient’s compliance with its obligations under this Agreement will not prevent it from earning a livelihood.
4. Recipient acknowledges that the remedies at law for breach of any covenant contained in this Agreement may be inadequate and that PureRay and its Affiliates shall be entitled to injunctive relief for a material breach of any term of this Agreement by Recipient. Nothing contained herein shall be construed as limiting PureRay’ or its Affiliate’s right to any other remedies at law, including the recovery of damages for breach of this Agreement. Recipient hereby agrees to indemnify, defend, and hold harmless PureRay, its Affiliates, their respective employees, directors, agents, representatives, and assignees, from and against any and all claims, liabilities, losses and damages, together with costs and expenses (including reasonable attorneys’ fees), arising directly or indirectly from the willful violation of any of Recipient’s obligations under this Agreement.
5. The rights, duties and obligations of Recipient under this Agreement shall be binding upon any successor-in-interest of Recipient (whether by merger, transfer of assets, sale of stock, conversion, operation of law or otherwise). PureRay may assign, transfer or delegate any of its rights, duties or obligations to an affiliate or a successor-in-interest (whether by merger, transfer of assets, sale of stock, conversion, operation of law or otherwise). All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.
6. Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to obligate PureRay, or its Affiliates to continue Recipient’s Engagement for any period.
7. This Agreement constitutes the entire agreement between PureRay and Recipient with respect to the subject matter of this Agreement, and supersedes any prior agreements or understandings, whether oral or written, between PureRay and Recipient with respect to such subject matter. Failure of PureRay to enforce any of the provisions of this Agreement or any rights with respect to it, or the failure to exercise any option provided under this Agreement shall in no way be considered to be a waiver of that provision, right or option, or in any way affect the validity of this Agreement. No waiver of rights under this Agreement, nor any modification or amendment of this Agreement, shall be effective or enforceable, unless it is in writing signed by the party to be bound. If any provision of this Agreement is held invalid or unenforceable, the provision shall be deemed modified only to the extent necessary to render it valid or eliminated from this Agreement, as the situation may require, and this Agreement shall be enforced and construed as if the provision had been included in this Agreement as modified in scope or applicability, or not been included, as the case may be. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia, without giving effect to its conflict of laws rules.
RECIPIENT ACKNOWLEDGES THAT RECIPIENT HAS READ AND FULLY UNDERSTANDS AND FULLY AGREES TO THE TERMS OF THIS AGREEMENT. RECIPIENT HAS EXECUTED THIS AGREEMENT AS OF THIS 10TH DAY OF OCTOBER, 2008.

PureRay Corporation:	Recipient:

By: /s/ Jefrey M. Wallace	By: /s/ John McIlwaine

Print Name: Jefrey M. Wallace	Print Name: John McIlwaine

Title: Chief Executive Officer, President and Secretary Address: 3490 Piedmont Road, Suite 1120, Atlanta, GA 30305	Address: 3490 Piedmont Road, Suite 1120, Atlanta, GA 30305

(SEAL)

Witness: /s/ Rozanne Patten	Witness: /s/ Rozanne Patten
Print Name: Rozanne Patten	Print Name: Rozanne Patten

Address: 3490 Piedmont Road, Suite 1120, Atlanta, GA 30305	Address: 3490 Piedmont Road, Suite 1120, Atlanta, GA 30305

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